Exhibit (a)(3)
               ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.

                              ARTICLES OF AMENDMENT

     Ellsworth Convertible Growth and Income Fund, Inc., a Maryland corporation having its principal office at c/o The Corporation trust Incorporated, 32 South Street, City of Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST:    The charter of the Corporation is hereby amended as follows:

   (a) Paragraph (3) of Article VI of the Amended and Restated Articles of Incorporation of the Corporation (the "Amended Articles") is deleted.

   (b) The last sentence of Article VII of the Amended Articles is amended and restated so that it reads in full as follows:

               No provision of the charter of the Corporation shall be effected to require a waiver of compliance with any provision of the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, or of any valid rule, regulation or order of the Securities and Exchange Commission thereunder.

   (c) The Amended Articles hereby are amended further by adding a new Article XI, which shall read in full as follows:

                                   ARTICLE XI

          Section 1. To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its shareholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

          Section 2. The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may by By-law, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

          Section 3. No provision of this Article shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

          Section 4. References to the Maryland General Corporation Law in this Article are to the law as from time to time amended. No further amendment of the Articles of Incorporation of the Corporation shall decrease, but may expand, any right of any person under this Article based on any event, omission or proceeding prior to such amendment.

     SECOND:   The Board of Directors of the Corporation on October 21, 1988,
unanimously adopted a resolution which set forth the foregoing amendments to the charter, declaring that the said amendments of the charter as proposed were advisable and directing that they be submitted for action thereon by the shareholders of the Corporation at the annual meeting of shareholders to be held on January 13, 1989.

     THIRD:    Notice setting forth the said amendments to the charter and stating that a purpose of the meeting of the shareholders would be to take action thereon, was given, as required by law, to all shareholders entitled to vote thereon. The amendments to the charter of the Corporation as hereinabove set forth were approved by the shareholders of the Corporation at said meeting by the affirmative vote of a majority of the shares outstanding and entitled to vote thereon.

     FOURTH:   The amendments to the charter of the Corporation as hereinabove set forth have been duly advised by the Board of Directors and approved by the shareholders of the Corporation.

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

     IN WITNESS WHEREOF, Ellsworth Convertible Growth and Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on January 18, 1989.


                             ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.


                                   By:/s/ Thomas H. Dinsmore
                                     President
                                     Thomas H. Dinsmore
[SEAL]

Attest:/s/ Sigmund Levine
      Secretary
      Sigmund Levine


     THE UNDERSIGNED, President of Ellsworth Convertible Growth and Income Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                   /s/ Thomas H. Dinsmore
                                   Thomas H. Dinsmore

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